Exhibit (a)(5)(R)

Press Release

Vale informs on the availability for trading of the converted common shares

Rio de Janeiro, July 17, 2017 — Vale S.A. (Vale) informs that the class A preferred shares (B3: VALE5) and the preferred ADSs (NYSE: VALE/P), whose holders have joined the Voluntary Conversion, will be converted into common shares and credited to the custody accounts of the requesting shareholders on August 14th 2017, provided that the voluntary conversion of preferred shares into common shares reaches the minimum required level of 54.09%. The availability for trading of the common shares and common ADS’s (VALE3 and VALE respectively) may vary according to the internal procedures of each custodian agent.

For information on the treatment of options positions, securities lending contracts, forward contracts, index portfolios, and shares posted as Collateral to the Central Counterparty (CCP), please access the following link http://www.bmfbovespa.com.br/en_us/regulation/circular-letters-and-external-communications/ and click on 040/2017-DP-Circular Letter.

For further information, please contact:

+55-21-3485-3900

Andre Figueiredo: andre.figueiredo@vale.com

Carla Albano Miller: carla.albano@vale.com

Fernando Mascarenhas: fernando.mascarenhas@vale.com

Andrea Gutman: andrea.gutman@vale.com

Bruno Siqueira: bruno.siqueira@vale.com

Claudia Rodrigues: claudia.rodrigues@vale.com

Denise Caruncho: denise.caruncho@vale.com

Mariano Szachtman: mariano.szachtman@vale.com

Renata Capanema: renata.capanema@vale.com

This press release may include statements that present Vale’s expectations about future events or results. All statements, when based upon expectations about the future, involve various risks and uncertainties. Vale cannot guarantee that such statements will prove correct. These risks and uncertainties include factors related to the following: (a) the countries where we operate, especially Brazil and Canada; (b) the global economy; (c) the capital markets; (d) the mining and metals prices and their dependence on global industrial production, which is cyclical by nature; and (e) global competition in the markets in which Vale operates. To obtain further information on factors that may lead to results different from those forecast by Vale, please consult the reports Vale files with the U.S. Securities and Exchange Commission (SEC), the Brazilian Comissão de Valores Mobiliários (CVM), and the French Autorité des Marchés Financiers (AMF), and in particular the factors discussed under “Forward-Looking Statements” and “Risk Factors” in Vale’s annual report on Form 20-F.